EXHIBIT 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of August 20, 2026, Sysco Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

Description of Common Stock

We may issue, from time to time, shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws.

Authorized Shares

Under our Certificate of Incorporation, we have the authority to issue an aggregate of 2,000,000,000 shares of common stock. As of August 4, 2026, 479,096,016 shares of our common stock were issued and outstanding and 35,586,361 shares of our common stock were reserved for issuance pursuant to our currently active stock plans. We have also granted options, restricted stock units and performance share units representing the right to purchase or receive shares of our common stock under previous equity incentive plans, which derivative securities remain outstanding.

Dividends

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock is entitled to receive any dividends our Board of Directors declares out of funds legally available to pay dividends. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant.

Voting Rights

Each holder of common stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. As a result, under the Delaware General Corporation Law (the “DGCL”), the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our preferred stock.

Liquidation Rights

If we liquidate our business, holders of common stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.

Absence of Other Rights

Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions.

Miscellaneous
All outstanding shares of common stock are fully paid and non-assessable. Our Certificate of Incorporation contains no restrictions on the alienability of the common stock. Our common stock is traded on the New York Stock Exchange under the symbol “SYY.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Broadridge Financial Solutions, Inc.

Certain Anti-takeover Effects

General. Certain provisions of our Certificate of Incorporation, our Bylaws and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors, regardless of whether our stockholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our Certificate of Incorporation nor our Bylaws contains a provision electing to “opt-out” of Section 203.

Supermajority Requirement for Business Combinations. In addition to the requirements of Section 203 of the DGCL, our Certificate of Incorporation provides that the affirmative vote of 80% of our outstanding stock entitled to vote shall be required for certain business combinations not approved by a majority of our Directors who are not affiliated with the interested party in the potential transaction, except in certain circumstances. This provision of our Certificate of Incorporation may only be amended by the affirmative vote of 80% of our outstanding stock entitled to vote.

Advance Notice Provisions. Stockholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advance written procedure. Only persons who are nominated by or at the direction of our board, or by a stockholder who has given timely written notice to our Secretary before the meeting to elect directors, will be eligible for election as directors.

At any stockholders’ meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the board of directors, or a stockholder who has given timely written notice to our Secretary of its intention to bring business before an annual meeting. A stockholder must give notice that is received at our principal executive offices in writing not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made by Sysco. In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder must give notice to nominate a director not later than the close of business on the tenth day following the day notice of the special meeting was mailed to stockholders or public disclosure of the date of the meeting was first made by Sysco. A stockholder’s notice must also contain certain information specified in the Bylaws. These provisions may preclude or deter some stockholders from bringing matters before, or making nominations for directors at, an annual meeting. The Certificate of Incorporation and Bylaws of Sysco provide that 35% of the shares entitled to vote at a meeting shall constitute a quorum except as otherwise required by law.

In addition, holders who have “owned” (as defined in the Bylaws) at least 3% of Sysco’s outstanding Common Stock continuously for a period of 3 years may nominate a number of director nominees equal to 20% of the total number of directors constituting the Board (rounded down), subject to a two nominee aggregate minimum, which nominees will be included in the Company’s proxy statement for the corresponding annual meeting of stockholders if the nominating stockholder(s) and the respective nominee(s) (each, a “Proxy Access Nominee”) comply with the additional eligibility, procedural and disclosure requirements set forth in the Bylaws, including the following:

•A limit of 20 on the number of stockholders that may aggregate their ownership for purposes of satisfying the 3% threshold referenced above;

•Procedures for nominating stockholders to submit timely written notice of their proxy access nominations;

•Eligibility requirements for each Proxy Access Nominee;

•Disclosures, agreements and representations required to be submitted to the Company by each nominating stockholder and each Proxy Access Nominee; and

•Circumstances in which (i) the maximum number of Proxy Access Nominees shall be reduced or (ii) the Board will not be required to include any Proxy Access Nominees in the Company’s proxy statement for a particular annual meeting of stockholders.

Special Meetings. Only our Board, our Chairman of the Board or our Chief Executive Officer, in each case with the concurrence of the majority of the Board, or our Secretary, at the written request of stockholders of record who own at least 25% of our outstanding common shares and comply with certain procedural requirements, may call a special meeting of stockholders. These provisions may make it more difficult for stockholders to take action opposed by our Board.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Limitation of Liability; Indemnification

Our Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

•breach of the director’s duty of loyalty to us or our stockholders;

•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•the unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or Sysco from bringing a lawsuit against our directors. However, these provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.

Our Certificate of Incorporation and Bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law, and our Bylaws provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Sysco and shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.